EXHIBIT 21.1

                              LIST OF SUBSIDIARIES



     SUBSIDIARY                               STATE OF INCORPORATION
     ----------                               ------------------------

     Xantech Pharmaceuticals, Inc.              Tennessee

     Pure-ific Corporation                      Nevada

     Provectus Biotech, Inc.                    Tennessee

     Provectus Devicetech, Inc.                 Tennessee

     Provectus Pharmatech, Inc.                 Tennessee